SECOND EXTENSION TO COMPUTER

AND DATA PROCESSING AGREEMENT

This Second Extension to Computer and Data Processing Agreement (“this Second Extension”), dated as of March 30, 2018, is by and between HCA – Information Technology & Services, Inc., a Tennessee corporation (“IT&S”), which is a wholly owned subsidiary of HCA Healthcare Corporation, a Delaware corporation (“HCA”) formerly known as Columbia Information Systems, Inc., and LifePoint Corporate Services, General Partnership, a Delaware general partnership (together with its successors and permitted assigns “Customer”).

WITNESSETH:

WHEREAS, IT&S and Customer entered into that certain Computer and Data Processing Agreement dated as of May 19, 2008, as amended from time to time (the “Original Agreement”);

WHEREAS, Customer determined not to exercise its option to renew the Original Agreement after December 31, 2017;

WHEREAS, IT&S and Customer extended the Original Agreement until March 31, 2018 (the “First Extension Period”);

WHEREAS, notwithstanding such first extension, IT&S and Customer desire to extend the Original Agreement, as mutually agreed in this Second Extension.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IT&S and Customer agree as follows:

1.   Extension.    IT&S and Customer hereby agree to extend the Original Agreement until April 30, 2018 (the “Second Extension Period”);

2.    Fees.    IT&S and Customer hereby agree that, during the Second Extension Period, the fees for all Services as provided under the Original Agreement shall be increased by an additional .5% for an aggregate of three percent (3%) above the Fees in the Original Agreement; provided, however, that the hourly amount for Professional Services shall remain at $110 per hour for the duration of this Second Extension Period.  The additional .5% shall be billed to the Customer as a one-time monthly fee of eleven thousand twenty four dollars ($11,024.00) on the April 2018 monthly billing for Customer Services to COID 05433.

3.   Status of Original Agreement.    The Original Agreement, and as expressly provided in this Second Extension, shall remain in full force and effect during the Second Extension Period.

4.    Capitalized Terms.    Capitalized terms used, but not defined, herein shall have the meanings ascribed to such terms in the Original Agreement.

5.    Miscellaneous.    The applicable provisions of Sections 12 (g), 13 -16 and 18 – 19 of the Original Agreement shall apply to this Extension as if contained herein.

6.   Counterparts.  This Extension may be executed by original, facsimile, or electronic signatures (complying with the U.S. Federal ESIGN Act of 2000, 15 U.S.C. 96) and in any number of counterparts, which will be considered one instrument. Counterparts, signed facsimile and electronic copies of this Extension will legally bind the parties to the same extent as original documents.

[Signatures on the following page.]

IN WITNESS WHEREOF, the parties have caused this Second Extension to Computer and Data Processing Agreement to be executed by their duly authorized representatives as of the day and date first referenced above.

HCA – Information Technology & Services, Inc.

By:	/s/ Curtis Watkins
Name:	Curtis Watkins
Title:	CEO March 30, 2018

LIFEPOINT CORPORATE SERVICES,

GENERAL PARTNERSHIP

By:	LifePoint CSLP, LLC, A Delaware limited liability company
Its:	General Partner
By:	LifePoint Hospitals Holdings, Inc., A Delaware corporation
Its:	Sole Member

By:	/s/ Sean Tuley
Name:	Sean Tuley
Title:	SVP, CIO

By:	/s/ Christopher Rehm
Name:	Christopher Rehm
Title:	CMIO